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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary proxy statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ADESA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 9, 2007

Dear Fellow Stockholders:

        On or about February 20, 2007, we mailed to you a definitive proxy statement, dated February 16, 2007, relating to a special meeting of stockholders scheduled to be held on March 28, 2007 to consider and vote upon a proposal to adopt and approve an agreement and plan of merger providing for the acquisition of ADESA by KAR Holdings, Inc., a wholly-owned subsidiary of KAR Holdings II, LLC, an entity controlled by a group of private equity funds consisting of Kelso & Company, GS Capital Partners VI, L.P., an affiliate of Goldman Sachs, ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. You also will be asked at the special meeting to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

        If the merger is completed, you will have the right to receive $27.85 per share in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

        Our board of directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that stockholders vote "FOR" the merger.

        Your vote is important. We cannot complete the merger unless holders of a majority of all of the outstanding shares of our common stock entitled to vote adopt and approve the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card, or submit your proxy or instructions by phone or the Internet to ensure that your shares will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger. If you have already delivered a properly executed proxy card or submitted our voting instructions by phone or the Internet, you do not need to do anything unless you wish to change your vote.

        The attached proxy supplement contains additional important information. The definitive proxy statement, which we urge you to read in its entirety, is amended and supplemented by, and should be read as part of, and in conjunction with, the attached proxy supplement.

        Thank you for your continued support.

Sincerely,

David G. Gartzke Chairman of the Board and Chief Executive Officer

If you have any questions or require assistance in voting your shares, please contact:

Georgeson Inc.
17 State Street, 10th Floor
New York, New York 10004
(866) 425-8154
Banks and Brokerage Firms please call: (212) 440-9800

Investor Relations
ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032
(800) 923-3725

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if the definitive proxy statement or this proxy supplement is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy supplement is dated March 9, 2007, and along with the enclosed proxy card, will be mailed to our stockholders on or about March 13, 2007.

PROXY SUPPLEMENT

Explanatory Note

        Except as described in this proxy supplement, the information provided in the definitive proxy statement dated February 16, 2007, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to our stockholders on or about February 20, 2007, continues to apply. To the extent that information in this proxy supplement differs from the information contained in the definitive proxy statement, you should rely on the more current information in this proxy supplement. The information contained in this proxy supplement replaces and supersedes any inconsistent information in the definitive proxy statement. If you need another copy of the definitive proxy statement, please call our proxy solicitor, Georgeson Inc., at (866) 425-8154 or (banks and brokerage firms) call (212) 440-9800. The definitive proxy statement may also be found on the Internet at www.sec.gov and at www.adesainc.com in the "Investor Relations" section.

        All holders of record of our common stock at the close of business on February 12, 2007, the record date, are entitled to vote at the special meeting and any adjournments or postponements thereof. We intend to mail this proxy supplement and the enclosed proxy card on or about March 13, 2007 to all stockholders entitled to vote. In this proxy supplement, "we," "our," "us," "ADESA," the "Company" and similar words refer to ADESA, Inc. In addition, we refer to KAR Holdings II, LLC as "Buyer," KAR Holdings, Inc. as "Holdings," KAR Acquisition, Inc. as "Merger Sub," and Buyer, Holdings and Merger Sub collectively as "Buyer Parties." Furthermore, we refer to Kelso & Company and Kelso Investment Associates VII, L.P. collectively as "Kelso;" GS Capital Partners VI, L.P. together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG as "GSCP;" Parthenon Investors II, L.P. as "Parthenon;" ValueAct Capital Master Fund, L.P. and certain of its affiliates as "ValueAct;" and Kelso, GSCP, Parthenon and ValueAct collectively, with their permitted assigns, as the "Equity Sponsors." Finally, we refer to the Agreement and Plan of Merger, dated as of December 22, 2006, by and among the Company and Buyer Parties as the "merger agreement" and the acquisition of ADESA by the Equity Sponsors as the "merger."

        Important information concerning the proposed merger is set forth in the definitive proxy statement. The definitive proxy statement, which we urge you to read in its entirety, is amended and supplemented by, and should be read as part of, and in conjunction with, this proxy supplement.

Litigation Regarding the Merger

        As previously disclosed in the definitive proxy statement, on January 12, 2007, a stockholder class action complaint was filed against us, our directors and the Equity Sponsors in the Delaware Court of Chancery. An amended complaint was filed on February 8, 2007. The amended complaint purported to be a class action filed on behalf of our stockholders and alleged that our directors breached their fiduciary duties to our stockholders by, among other things, failing to maximize stockholder value in connection with the merger, giving the Equity Sponsors an unfair advantage by impairing the ability of other potential acquirors to bid for the company and failing to disclose material information concerning the merger in the proxy statement. The amended complaint further alleged that the Equity Sponsors aided and abetted the actions of our directors in breaching their fiduciary duties to our stockholders. The amended complaint sought, among other things, an injunction against the consummation of the merger, an unspecified amount of damages and the payment of plaintiff's fees and costs. On February 15, 2007, plaintiff moved for expedited proceedings which the defendants opposed. On

February 28, 2007, the Delaware Court of Chancery issued a letter opinion which granted plaintiff's motion to a limited extent.

        On March 9, 2007, we agreed in principle with the plaintiff to settle the lawsuit. As part of the settlement, the defendants deny all allegations of wrongdoing. The settlement will be subject to customary conditions, including execution of a formal settlement agreement, court approval following notice to members of the proposed settlement class and consummation of the merger. If finally approved by the Delaware Court of Chancery, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiff's counsel will petition the Delaware Court of Chancery for an award of attorneys' fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $340,000 to the plaintiff's counsel for their fees and expenses, subject to approval by the Delaware Court of Chancery. Defendants agreed not to oppose in any way plaintiff's request for fees and expenses up to the agreed-upon amount. The merger may be consummated prior to final court approval of the settlement.

        The settlement will not affect the amount of merger consideration to be paid in the merger.

        Pursuant to the proposed settlement, we have agreed to make the amended and supplemental disclosures set forth below.

Amended and Supplemental Disclosures

        1.     The following sentence appearing on page 27 of the definitive proxy statement in the section entitled "Background of the Merger."

        In early 2006, we also requested that UBS prepare a preliminary assessment of the strategic alternatives available to us.

Is amended to read as follows:

        In early 2006, we also requested that UBS prepare a preliminary assessment of the strategic alternatives available to us.

        On April 27, 2006, we entered into a formal agreement with UBS to act as our financial advisor in connection with our preliminary assessment of the strategic alternatives available to us.

        2.     The paragraph appearing on pages 27-28 of the definitive proxy statement in the section entitled "Background of the Merger" relating to the meeting of the board of directors on July 26, 2006 whereby UBS' provision of financing commitments in connection with a possible sale of the Company and any potential conflict of interest in doing so were discussed, is amended and supplemented by adding the following additional disclosure:

        At the same board meeting, as part of a discussion of the sale process generally, UBS discussed with the board the possibility of UBS offering to provide financing to the prospective bidders. After further discussion with UBS regarding its potential engagement, our board considered the possibility of UBS offering to provide such financing in relation to the sale process generally, including, among other things, the potential increase in the number of bidders who could participate in the sale process, maintenance of the confidentiality of the process and the expedition of the bidding and sale process with the potential certainty of financing. Our board also considered a number of factors in determining that it would be in the best interests of the company and our stockholders to utilize the financial advisory services of UBS in connection with the proposed sale of the company. These factors included, among other things, that: (i) we had a pre-existing relationship with UBS, including UBS' role as one of the lead managers in the initial public offering of our common stock in 2004, the engagement of UBS in June 2005 in connection with a potential business combination with the Strategic Buyer and the engagement of UBS in April 2006 in connection with our board's consideration of the various strategic alternatives available to us at that time; (ii) based upon the nature and duration of the foregoing relationship, UBS was familiar with our business, operations, properties, assets and financial condition; (iii) UBS had assisted and advised our board in connection with the various strategic alternatives presented to us in the spring of 2005 and, as a result, was well informed about our business strategy and prospects, including the risks involved in achieving those prospects; (iv) in connection with the foregoing and based upon the information we had previously provided to UBS, UBS had a high-level understanding of our future financial performance and the potential value of our business and operations to a potential acquiror; and (v) UBS was familiar with the industries within which we operate and compete and was aware of the industry trends, economic and market conditions and our competitive position in the marketplace; all of which would prove invaluable in assisting the company in the sale process. Our board also considered the availability of committed financing at the bidding stage as facilitating the sale process as all bidders potentially could be assured of financing and could take this factor into consideration in determining their bids. In addition, our board recognized that, while UBS was making financing available, there was no assurance that any or all of the financial bidders would avail themselves of UBS' committed financing and that the board did not believe that allowing UBS to make such financing available to bidders would affect UBS' judgment in evaluating proposals received by prospective bidders, including proposals received by bidders who may have access to financing from lender parties other than UBS or whose proposals did not include cash.

        3.     The following sentence appearing on page 28 of the definitive proxy statement in the section entitled "Background of the Merger."

        On August 31, 2006, we entered into a formal agreement with UBS to act as our financial advisor in connection with the sale process.

Is amended to read as follows:

        On August 31, 2006, we entered into a formal agreement with UBS to act as our financial advisor in connection with the sale process. Under the terms of the UBS engagement, we agreed to pay UBS an aggregate fee of approximately $14.3 million, approximately $1.8 million of which has been paid and approximately an additional $12.5 million of which is contingent upon completion of the merger. Of the approximately $12.5 million payable to UBS, up to $1.0 million is creditable against the fee we paid to Credit Suisse for rendering an opinion as to the fairness, from a financial point of view, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration to be received by such stockholders in the merger. In the event that the merger is not consummated, UBS would be entitled to a fee based upon a percentage of any termination payment paid to us by Buyer. Furthermore, if we enter into an agreement that subsequently results in a sale transaction or a sale transaction is consummated, each within an agreed upon period of time following the termination of our engagement of UBS, UBS would be entitled to the fee arrangement specified above unless (a) UBS terminates its engagement before the public announcement of a subsequent sale transaction, or (b) provided that there is no public announcement of our consideration of a sale transaction, the acquiror was not a party that was contacted by us or UBS during the term of UBS' engagement; and provided, further, that any transaction fee payable to UBS is offset against any amounts we previously paid to UBS in connection with UBS' current engagement. In connection with UBS' engagement, we also entered into an indemnification agreement, attached as an appendix to the engagement letter, with UBS pursuant to which we agreed to indemnify UBS and its affiliates, directors, agents, employees or controlling persons in connection with any matter in any way relating to UBS' engagement or arising out of any matter contemplated by its engagement. In addition, we agreed to reimburse UBS for its legal and other reasonable expenses should it become involved in any legal proceeding related to the transaction, including preparing for, defending or providing evidence in any such proceeding.

        4.     The following sentence appearing on page 28 of the definitive proxy statement in the section entitled "Background of the Merger."

        During the week of September 18, 2006, at our request, representatives from UBS orally provided to all of the potential bidders, for purposes of submitting a preliminary bid, the indicative total size and key terms of the financing package UBS was preparing at the request of our board.

Is amended to read as follows:

        During the week of September 18, 2006, at our request, representatives from the financing team of UBS had telephone conversations with the then potential bidders during which they provided the bidders preliminary indicative highlights of a financing package that UBS would be willing to provide in support of a transaction. Major preliminary indicative terms of the financing package UBS was preparing, at the request of our board of directors, that were conveyed to potential bidders included the total amount of debt that could be provided, based upon indicated leverage levels of approximately 6.50x to 6.75x total debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)—split amongst senior credit facilities with 4.0x EBITDA total leverage and senior or senior subordinated notes with an additional 2.50x to 2.75x EBITDA total leverage. In providing the potential bidders the financing package that UBS would be willing to provide in support of a transaction, UBS indicated that the potential bidder could consider it for purposes of formulating and submitting their preliminary bid, but did not indicate that the potential bidder's decision to use the financing being offered by UBS would have any impact on our board's evaluation of their bid.

        5.     The following sentence appearing on page 29 of the definitive proxy statement in the section entitled "Background of the Merger."

        On October 6, 2006, at our request, representatives from UBS provided additional terms of its prospective financing commitment to the six bidders in the second phase of the process.

Is amended to read as follows:

        On October 6, 2006, at our request, representatives from the financing team of UBS supplemented the preliminary indicative terms of its prospective financing commitment to the six bidders in the second phase of the process, which included: (i) an update of the previously indicated leverage level at the higher end of the 6.50x to 6.75x total debt to EBITDA leverage range, (ii) an additional structural alternative that contemplated a financing structure with minimal covenants, (iii) considerations of potential credit ratings on the financing package and (iv) detailed term sheets outlining the major terms and conditions of each respective tranche of the financing package. As in the case of the initial presentation of the terms of the financing package being offered, UBS reiterated to each potential bidder that they could consider the financing package for purposes of formulating and submitting their bid, but did not indicate that the potential bidder's decision to use the financing being offered by UBS would have any impact on our board's evaluation of their bid.

        Although the potential bidders had preliminary discussions with UBS regarding the terms of the proposed financing commitment to be provided by UBS, a number of potential bidders, including Kelso and ValueAct, indicated to UBS during the bidding process that they planned to seek alternative sources of financing. The Equity Sponsors did not utilize the financing proposed by UBS and the final terms of the committed debt financing for the merger are described in greater detail on page 9 and starting on page 51 of the definitive proxy statement. The members of the lending syndicate committed to providing the debt financing for the merger consist of Bear Stearns & Co., Inc., Bear Stearns Corporate Lending, Inc., Goldman Sachs Credit Partners, L.P., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., and affiliates of UBS. In accordance with the debt commitment letter received by Buyer, members of the lending syndicate, other than the affiliates of UBS, are committed to providing the majority of the debt financing for the merger.

        6.     The following paragraph appearing on page 29 of the definitive proxy statement in the section entitled "Background of the Merger."

        On October 12, 2006, ValueAct submitted a preliminary bid, which was within the range of the six bids initially selected by our board to continue in the process, and ValueAct was invited to participate in the second phase of the bidding process. The submission of ValueAct's bid concluded the first phase of the bidding process and raised the total number of potential bidders in the first phase of the bidding process to 18 and raised the total number of potential bidders in the second phase to seven, including Kelso and ValueAct.

Is amended to read as follows:

        On October 12, 2006, ValueAct submitted a preliminary bid, which was within the range of the six bids initially selected by our board to continue in the process, and ValueAct was invited to participate in the second phase of the bidding process. Similar to some of the other preliminary bids we received, ValueAct's letter stated that its preliminary bid was contingent on the outcome of a due diligence process which, among other things, included: (i) a detailed review of the Company's historical financial statements, current budgets and projections; (ii) meetings with members of management to better understand their views of the business and future prospects of the Company, as well as their personal objectives following the acquisition; and (iii) the performance of separate accounting, legal, tax and regulatory due diligence. At the time ValueAct would have consummated the transaction, it expected to have available all the equity financing required through a combination of increases in its fund assets, modifications to its fund agreements and co-investment by its investors. This equity financing together with any debt financing would be sufficient to consummate the transaction. The submission of ValueAct's preliminary bid concluded the first phase of the bidding process and raised the total number of potential bidders in the first phase of the bidding process to 18 and raised the total number of potential bidders in the second phase to seven, including Kelso and ValueAct.

        During that same week, at our request, representatives from the financing team of UBS provided ValueAct with the terms of its prospective financing commitment identical to those previously provided to the other potential bidders.

        7.     The following sentence appearing on page 29 of the definitive proxy statement in the section entitled "Background of the Merger."

        On October 19, 2006, UBS provided the seven bidders with a final bid instruction letter, which included the draft merger agreement and form of limited guarantee prepared by Morrison & Foerster. The letter stated that final bids would be due on November 8, 2006.

Is amended to read as follows:

        On October 19, 2006, UBS provided the seven bidders with a final bid instruction letter, which included the draft merger agreement and form of guarantee prepared by Morrison & Foerster. The letter specifically stated that the ultimate purchaser of the company will not be required to use the financing commitments offered by UBS and the indication by a potential bidder of its use or refusal to use such financing will not be a factor in evaluating such potential bidder's proposal and that the financing commitments were being shared with the potential bidders solely to facilitate the transaction. The letter further stated that final bids would be due on November 8, 2006.

        8.     The following paragraph appearing on page 30 of the definitive proxy statement in the section entitled "Background of the Merger."

        On October 26, 2006, our board held a meeting to discuss the status of the second phase of the process. Representatives from UBS informed the board that three of the seven bidders invited to participate in the second phase had withdrawn from the process. The reasons provided by the three withdrawing bidders included uncertainty about the risks associated with our projected growth, the inability to meet the range of valuation set forth in their preliminary bid and the preference to act as a supporting partner in a potential business combination. Representatives from UBS also noted that

Kelso had requested permission to partner with ValueAct and Parthenon, which was not involved in either phase of the bidding process but is an investor in IAAI together with Kelso, and UBS, at our instruction, had authorized Kelso to have discussions with ValueAct and Parthenon, in addition to GSCP, about the potential transaction in submitting a final bid. In connection with the discussion about the status of the second phase of the process, a member of executive management inquired about the merits of soliciting the Strategic Buyer for inclusion in the process. Our board then considered the explanation of the UBS representatives to the effect that, based on UBS' discussions with the Strategic Buyer in the summer of 2005, the Strategic Buyer's firm position against any leveraged transaction, a review of the Strategic Buyer's publicly available balance sheet information and the proposed valuation of our company indicated in the preliminary bids, UBS did not believe that soliciting the Strategic Buyer for inclusion in the sale process would productively enhance stockholder value. Also at this meeting, members of executive management and a representative of Morrison & Foerster summarized for our board their discussions with the three leading financial advisory firms regarding their possible engagement by us for purposes of advising our board on the fairness, from a financial point of view, of the consideration to be received by our stockholders in any transaction. After further discussion, in light of the potential conflicts of interest in having UBS provide potential bidders with financial commitments, our board determined that it was in our and our stockholders' best interests to engage a second financial advisor to undertake an analysis of and render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with a possible business combination. As a result, our board instructed our executive management to negotiate the terms on which Credit Suisse would be engaged by us.

Is amended to read as follows:

        On October 26, 2006, our board held a meeting to discuss the status of the second phase of the process. Representatives from UBS informed the board that three of the seven bidders invited to participate in the second phase had withdrawn from the process. The reasons provided by the three withdrawing bidders included uncertainty about the risks associated with our projected growth, the inability to meet the range of valuation set forth in their preliminary bid and the preference to act as a supporting partner in a potential business combination. Representatives from UBS also noted that Kelso had requested permission to partner with ValueAct and Parthenon, which was not involved in either phase of the bidding process but is an investor in IAAI together with Kelso. After consultation with UBS and with a view to facilitating the bidding process, we instructed UBS to authorize Kelso to have discussions with ValueAct and Parthenon, in addition to GSCP, about the potential transaction in submitting a final bid. In connection with the discussion about the status of the second phase of the process, a member of executive management inquired about the merits of soliciting the Strategic Buyer for inclusion in the process. Our board then considered the explanation of the UBS representatives to the effect that, based on UBS' discussions with the Strategic Buyer in the summer of 2005, the Strategic Buyer's firm position against any leveraged transaction, a review of the Strategic Buyer's publicly available balance sheet information and the proposed valuation of our company indicated in the preliminary bids, UBS did not believe that soliciting the Strategic Buyer for inclusion in the sale process would productively enhance stockholder value. Also at this meeting, members of executive management and a representative of Morrison & Foerster summarized for our board their discussions with the three leading financial advisory firms regarding their possible engagement by us for purposes of advising our board on the fairness, from a financial point of view, of the consideration to be received by our stockholders in any transaction. After further discussion, in light of the potential conflicts of interest in having UBS provide potential bidders with financial commitments, our board determined that it was in our and our stockholders' best interests to engage a second financial advisor to undertake an analysis of and render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with a possible business combination. As a result, our board instructed our executive management to negotiate the terms on which Credit Suisse would be engaged by us.

        9.     The following paragraph appearing on page 32 of the definitive proxy statement in the section entitled "Background of the Merger."

        On November 16, 2006, our board held a telephonic meeting with executive management, representatives from Morrison & Foerster and UBS to discuss the status of the negotiations with the Equity Sponsors. Messrs. Gartzke and Sales recused themselves from the substantive discussions about the status of the negotiations with the Equity Sponsors. Representatives from Morrison & Foerster informed our board that, as instructed by our board, they had contacted Skadden, Arps, Slate, Meagher & Flom LLP, referred to in this proxy statement as SASM&F, outside legal counsel to Kelso and the other Equity Sponsors, to negotiate the terms of a definitive merger agreement, but that certain fundamental business issues remained unresolved, including the uncertainty of the combination with IAAI and the impact of the combination on the timing and certainty of the closing of the transaction, the absence of a guarantee from the Equity Sponsors and the proposed financing condition to closing. Representatives from Morrison & Foerster further informed our board that the offer price was not discussed during any of their communications with SASM&F. Our board next discussed the likelihood of obtaining a higher offer price from the Equity Sponsors or another potential acquirer. As a result of this discussion and upon consultation with representatives from UBS, our board instructed UBS to contact, for a second time, a prominent publicly-traded third-party investment firm that earlier had elected not to participate in the bid process, to solicit such third-party's interest in engaging in a business combination with us.

Is amended to read as follows:

        On November 16, 2006, our board held a telephonic meeting with executive management, representatives from Morrison & Foerster and UBS to discuss the status of the negotiations with the Equity Sponsors. Messrs. Gartzke and Sales recused themselves from the substantive discussions about the status of the negotiations with the Equity Sponsors. Our board authorized representatives from Morrison & Foerster to contact Skadden, Arps, Slate, Meagher & Flom LLP, referred to in this proxy statement as SASM&F, outside legal counsel to Kelso and the other Equity Sponsors, to discuss certain fundamental business issues relating to the merger agreement that remained unresolved, including the uncertainty of the combination with IAAI and the impact of the combination on the timing and certainty of the closing of the transaction, the absence of a guarantee from the Equity Sponsors and the proposed financing condition to closing. Our board next discussed the likelihood of obtaining a higher offer price from the Equity Sponsors or another potential acquirer. As a result of this discussion and upon consultation with representatives from UBS, our board instructed UBS to contact, for a second time, a prominent publicly-traded third-party investment firm that earlier had elected not to participate in the bid process, to solicit such third-party's interest in engaging in a business combination with us.

        10.   The following paragraph appearing on page 48 of the definitive proxy statement in the section entitled "Opinion of Credit Suisse Securities (USA) LLC—Miscellaneous."

        Credit Suisse and its affiliates have in the past provided, currently are providing, and in the future may provide, investment banking and other financial services to ADESA, its affiliates and, affiliates of Buyer, unrelated to the merger for which services Credit Suisse received, and would expect to receive, compensation. Credit Suisse and certain of its affiliates and certain of Credit Suisse's and its affiliates' respective employees and certain private investment funds affiliated or associated with Credit Suisse have invested in affiliates of Buyer. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates' own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of ADESA, its affiliates and affiliates of Buyer and any other entities involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Is amended to read as follows:

        Credit Suisse and its affiliates may in the future provide investment banking and other financial services to ADESA and its affiliates unrelated to the merger, for which services Credit Suisse would expect to receive compensation. In addition, Credit Suisse and its affiliates have in the past provided, currently are providing and in the future may provide, investment banking (including, without limitation, debt and equity financings and M&A advisory services) and other financial services to affiliates of Buyer (including the Equity Sponsors), unrelated to the merger, for which services Credit Suisse has received, and would expect to receive, compensation. Credit Suisse and certain of its affiliates and certain of Credit Suisse's and its affiliates' respective employees and certain private investment funds affiliated or associated with Credit Suisse have invested in affiliates of Buyer. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates' own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of ADESA, its affiliates and affiliates of Buyer and any other entities involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

        11.   The following paragraph appearing on page 48 of the definitive proxy statement in the section entitled "Opinion of Credit Suisse Securities (USA) LLC—Miscellaneous."

        Under the terms of Credit Suisse's engagement, we have agreed to pay Credit Suisse a customary fee in connection with its services, a significant portion of which was payable upon the rendering by Credit Suisse of its opinion. In addition, we have agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

Is amended to read as follows:

        Under the terms of Credit Suisse's engagement, we agreed to pay Credit Suisse $250,000 upon execution of an engagement letter with Credit Suisse and an additional $1.0 million upon Credit Suisse rendering its opinion (regardless of the conclusion reached by Credit Suisse in such opinion) as to the fairness, from a financial point of view, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration to be received by such stockholders in the merger. In addition, we agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement. Credit Suisse has not provided any significant investment banking or other financial services to ADESA unrelated to the merger since our initial public offering in June 2004.

        12.   The section of the definitive proxy statement entitled "THE MERGER" is amended and supplemented by adding immediately after the section entitled "Opinion of Credit Suisse Securities (USA) LLC" and prior to the section entitled "Projected Financial Information" on page 48 of the definitive proxy statement the following additional disclosure:

  Advisory Services Provided by UBS to ADESA and the Equity Sponsors

        UBS and its affiliates have in the past provided, currently are providing, and in the future may provide, investment banking and other financial services to ADESA and its affiliates unrelated to the merger, for which services UBS has received, and would expect to receive, compensation. In addition,

UBS and its affiliates have in the past provided, currently are providing and in the future may provide, investment banking (including, without limitation, debt and equity financings and M&A advisory services) and other financial services to affiliates of Buyer (including the Equity Sponsors), unrelated to the merger, for which services UBS has received, and would expect to receive, compensation.

        13.   The following paragraph appearing on page 67 of the definitive proxy statement in the section entitled "Litigation Regarding the Merger."

        On January 12, 2007, a stockholder class action complaint was filed against us, our directors and the Equity Sponsors in the Delaware Court of Chancery. An amended complaint was filed on February 8, 2007. The amended complaint purports to be a class action filed on behalf of our stockholders and alleges that our directors breached their fiduciary duties to our stockholders by, among other things, failing to maximize stockholder value in connection with the merger, giving the Equity Sponsors an unfair advantage by impairing the ability of other potential acquirors to bid for the company and failing to disclose material information concerning the merger in the definitive proxy statement. The amended complaint further alleges that the Equity Sponsors aided and abetted the actions of our directors in breaching their fiduciary duties to our stockholders. The amended complaint seeks, among other things, an injunction against the consummation of the merger, an unspecified amount of damages and the payment of plaintiff's fees and costs. We and the Equity Sponsors believe that the amended complaint is without merit and intend to defend the lawsuit vigorously.

Is amended to read as follows:

        On January 12, 2007, a stockholder class action complaint was filed against us, our directors and the Equity Sponsors in the Delaware Court of Chancery. An amended complaint was filed on February 8, 2007. The amended complaint purported to be a class action filed on behalf of our stockholders and alleged that our directors breached their fiduciary duties to our stockholders by, among other things, failing to maximize stockholder value in connection with the merger, giving the Equity Sponsors an unfair advantage by impairing the ability of other potential acquirors to bid for the company and failing to disclose material information concerning the merger in the proxy statement. The amended complaint further alleged that the Equity Sponsors aided and abetted the actions of our directors in breaching their fiduciary duties to our stockholders. The amended complaint sought, among other things, an injunction against the consummation of the merger, an unspecified amount of damages and the payment of plaintiff's fees and costs. On February 15, 2007, plaintiff moved for expedited proceedings which the defendants opposed. On February 28, 2007, the Delaware Court of Chancery issued a letter opinion which granted plaintiff's motion to a limited extent.

        On March 9, 2007, we agreed in principle with the plaintiff to settle the lawsuit. As part of the settlement, the defendants deny all allegations of wrongdoing. The settlement will be subject to customary conditions, including execution of a formal settlement agreement, court approval following notice to members of the proposed settlement class and consummation of the merger. If finally approved by the Delaware Court of Chancery, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiff's counsel will petition the Delaware Court of Chancery for an award of attorneys' fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $340,000 to the plaintiff's counsel for their fees and expenses, subject to approval by the Delaware Court of Chancery. Defendants agreed not to oppose in any way plaintiff's request for fees and expenses up to the agreed-upon amount. The merger may be consummated prior to final court approval of the settlement.

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